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
                                                                                       Exhibit 11
                                                                                       ----------
                               CML GROUP, INC. AND SUBSIDIARIES
                               COMPUTATION OF EARNINGS PER SHARE

                                                                          Year Ended July 31,
                                                                    -------------------------------------
                                                                        1994         1993         1992
                                                                        ----         ----         ----
  Primary earnings per share:
  Weighted average number of shares outstanding:

  Common                                                             50,468,396   50,076,241   47,150,185
  Shares deemed outstanding from
      the assumed exercise of stock
      options and a warrant and from
      deferred compensation awards                                    1,122,362    1,919,253    3,169,140
                                                                    -----------  -----------  -----------

       Total                                                         51,590,758   51,995,494   50,319,325
                                                                    ===========  ===========  ===========

  Net income                                                        $51,719,000  $57,933,000  $40,471,000
                                                                    ===========  ===========  ===========

  Primary earnings per share                                              $1.00        $1.11        $0.81
                                                                          =====        =====        =====

  Fully diluted earnings per share:

  Weighted average number of shares
      outstanding, as above                                          51,590,758   51,995,494   50,319,325

  Shares deemed outstanding from
      the assumed conversion of
      convertible subordinated
      debentures                                                      2,218,649    1,109,325      827,070


  Additional shares deemed
      outstanding from the assumed
      exercise of stock options                                          26,855      122,628      556,090
                                                                     ----------   ----------   ----------

       Total                                                         53,836,262   53,227,447   51,702,485
                                                                    ===========  ===========  ===========

  Additional income from the
      elimination of the interest cost of
      the convertible subordinated
      debentures, net of income tax effect                           $2,134,000   $1,065,000     $161,000


  Fully diluted earnings per share                                        $1.00        $1.11        $0.79
                                                                          =====        =====        =====


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